EXHIBIT 2(b)(3)

EXECUTION COPY

COPAMEX, S.A. DE C.V.

SUPPLEMENTAL INDENTURE

Dated as of March 19, 2001

to

INDENTURE

Dated as of April 25, 1997

THE BANK OF NEW YORK

AS TRUSTEE

SUPPLEMENTAL INDENTURE, dated as of March 19, 2001 (the “Supplemental Indenture”), among COPAMEX, S.A. de C.V. a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), as issuer, and THE BANK OF NEW YORK, as successor to IBJ Schroder Bank and Trust Company, as trustee (the “Trustee”), to the indenture, dated as of April 25, 1997, by and between the Company , IBJ Schroder Bank and Trust Company, as trustee and Citibank N.A. as principal paying agent and security registrar (the “Indenture”).

WITNESSETH:

WHEREAS, the Company and IBJ Schroder Bank and Trust Company have heretofore executed and delivered the Indenture providing for the issuance of 11.375% Senior Notes due 2004 and 11.375% Series B Senior Notes due 2004 (collectively, the “Notes”) of the Company;

WHEREAS, there is currently outstanding under the Indenture $180,270,000 in aggregate principal amount of Notes;

WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company desires to amend a provision of the Indenture, as set forth in Section 1 hereof;

WHEREAS, the holder of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendment effected by this Supplemental Indenture;

WHEREAS, the Company has authorized by a resolution of its Board of Directors this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the estatutos sociales (bylaws) of the Company, to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

SECTION 1.   Amendment to the Indenture

Clause (viii) of Section 1008 shall be amended in its entirety to read as follows:

(viii)	replacements, renewals, refinancings and extensions of the Indebtedness incurred under clauses (i), (ii) and (iv) above, and this clause (viii), provided that any such replacement, renewal, refinancing and extension (a) shall not exceed the principal amount (plus accrued interest and prepayment premium, if any) of the Indebtedness being replaced, renewed, refinanced or extended; (b) if the Indebtedness being renewed, extended, refinanced or refunded is subordinate in right of payment to the Securities, such Indebtedness must be subordinated in right of payment to the Securities to the same extent; (c) by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such

Indebtedness at the stated maturity thereof or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company or any Restricted Subsidiary of the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in the case of Indebtedness being incurred to renew, extend, refinance or refund a portion of the Securities, prior to the stated maturity of the Securities or, in the case of any other Indebtedness being renewed, extended, refinanced or refunded pursuant to this clause (viii), the stated maturity of the Indebtedness being renewed, extended, refinanced or refunded, and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or any Restricted Subsidiary of the Company) which is conditioned upon a change of control of the Company, unless such redemption or retirement is pursuant to provisions substantially similar to those in Section 1017; and (d) shall be incurred by the obligor (excluding any guarantor) of the Indebtedness being replaced, renewed, refinanced or extended, or by the Company, and any guarantor of the Indebtedness being replaced, renewed, refinanced or extended may be a guarantor of the Indebtedness incurred under this clause (viii);

SECTION 2.   Operativeness

This Supplemental Indenture will become operative and binding upon the Company, the Trustee and the Holders as of the date first above written.

SECTION 3.   Reference to and Effect on the Indenture

On and after the date on which this Supplemental Indenture becomes operative and binding, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 4.   Governing Law

This Supplemental Indenture shall be construed and enforced in accordance with the laws of the State of New York.

SECTION 5.   Defined Terms

Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

SECTION 6.   Conflicts

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.

SECTION 7.   Trust Indenture Act Controls

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

SECTION 8.   Trustee Disclaimer

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 9.   Counterparts and Method of Execution

The Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

SECTION 10.  Titles

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

COPAMEX, S.A. de C.V.

By: /s/ Carlos Luis Diaz Saenz Name: Carlos Luis Diaz Saenz Title: General Counsel

THE BANK OF NEW YORK

By: /s/ Miguel Barrios Name: Miguel Barrios Title: Assistant Vice President